Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

ACADIA MERGER SUB, LLC

This Limited Liability Company Agreement (this “Agreement”) of Acadia Merger Sub, LLC, a Delaware limited liability company (the “Company”), is entered into as of May 13, 2011, by Acadia Healthcare Company, Inc., a Delaware corporation (the “Sole Member”).

The Company was formed on May 13, 2011 under the name of Acadia Merger Sub, LLC pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the Company is Acadia Merger Sub, LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

3. Term. The term of the Company began on May 13, 2011, the date the Company’s Certificate of Formation was filed with the Delaware Secretary of State, and shall continue until the Company is dissolved by act of the Sole Member or by operation of law.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

6. Member and Membership Interest Ownership. The name of the Sole Member and its percentage ownership of the Company are set forth in Exhibit A, as amended from time to time in accordance with the terms of this Agreement.

7. Capital Contributions. The Sole Member has contributed the amount in cash set forth on Exhibit A hereto, and no other property, to the Company.

8. Management.

a. The business and affairs of the Company shall be managed by the Sole Member. All actions taken by the Sole Member shall require the affirmative vote (whether by proxy or otherwise) of the Sole Member holding all of the membership interests in the Company. The Sole Member may appoint such officers, hire such employees, and engage such other agents of the Company as it may from time to time consider appropriate.

b. The officers of the Company (the “Officers”) appointed by the written consent of the Sole Member shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the purposes described herein, including all powers, statutory or otherwise, possessed by the Sole Member under the laws of the State of Delaware and, to the extent the Sole Member has delegated such power to officers, employees and other agents of the Company, such officers, employees, and other agents shall have such power.

9. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Sole Member as determined by the Sole Member.

10. Distributions. Distributions shall be made to the Sole Member at the time and in the aggregate amounts determined by the Sole Member.

11. Certificates and Legends. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: “The membership interests represented by this certificate are securities within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code as adopted and in effect in the State of Delaware.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

12. Assignments. The Sole Member shall not assign, sell, transfer or otherwise dispose of, in whole or in part, its limited liability company interest in the Company.

13. No Additional Members. The Company shall not admit any additional members to the Company without the prior written consent of the Sole Member.

14. Liability of Member. The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent required by the Act.

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
Name:
Its:

Signature Page to LLC Agreement of Acadia Merger Sub, LLC

Exhibit A

Member

Member	Percentage Ownership	Capital Contribution

Acadia Healthcare Company, Inc.	100%	$10.00

AMENDMENT NO. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

ACADIA MERGER SUB, LLC

September 9, 2011

THIS AMENDMENT NO. 1 (this “Amendment”) to the Limited Liability Company Agreement of Acadia Merger Sub, LLC, a Delaware limited liability company (the “Company”), dated as of May 13,2011 (the “Limited Liability Company Agreement”), is made as of September 9, 2011, by Acadia Healthcare Company, Inc., a Delaware corporation and sole member of the Company (the “Sole Member”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Limited Liability Company Agreement.

W I T N E S S E T H:

WHEREAS, the Sole Member is party to that certain Limited Liability Company Agreement relating to the management and operation of the Company; and

WHEREAS, the Sole Member desires to amend the Limited Liability Company Agreement as set forth in this Amendment.

NOW, THEREFORE, the Sole Member hereby amends the Limited Liability Company Agreement as follows:

1. Amendments to Transfer Restrictions. The Limited Liability Company Agreement is hereby amended to add the following new Sections immediately following Section 15 thereto:

“16. Amendments. This Agreement may be amended or modified and any provision hereof may be waived by the Sole Member.

17. No Restrictions on Transfers. Notwithstanding any other provision in this Agreement, (x) the Sole Member may pledge its limited liability company interest as security for a loan to such Sole Member or any affiliate of the Sole Member, (y) a pledgee of the Sole Member’s membership interest in the Company may transfer such limited liability company interest in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or such pledgee or its assignee may elect to be substituted for the Sole Member under this Agreement in connection with such pledgee’s exercise of such rights and remedies.”

2. Full Force and Effect. Except as amended herein, the Limited Liability Company Agreement shall remain in full force and effect.

3. Governing Law; Counterparts. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. This Amendment may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single agreement. Delivery of an original signature page by facsimile or electronic transmission shall constitute delivery of an original counterpart.

*  *  *  *  *

IN WITNESS WHEREOF, the Sole Member has duly executed this Amendment as of date first set forth above.

SOLE MEMBER:

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	VP, General Counsel and Secretary

[Signature Page to Amendment No. 1 to Acadia Merger Sub, LLC Limited Liability Company Agreement]